Sale and Purchase Agreement

This Sale and Purchase Agreement dated as of the 28th day of November, 2012, by and between Kelso Technologies, Inc., a Canadian Corporation, (7773-118A Street, Delta, British Columbia, Canada V4C 6V1) hereinafter referred to as "Purchaser", and James Wilson Company LLC, [REDACTED] hereinafter referred to as "Seller".

INTRODUCTION

Seller desires to sell and Purchaser desires to purchase all of the ownership interests of Seller in the following property:

1. All designs, engineering information for eduction tubes and related products, drawings, all formulae, know-how, pricing policies, patent rights, patent applications, letters, patents, trade secrets, inventions, models, processes, market information, market analyses, marketing plans, operating or management policies, procedures, and forms, computer software, computer operating procedures, and all other proprietary rights used or useful or developed for use in the business of Seller related to eduction tubes.

2. All rights and benefits derived from Association of American Railroads Approval Number 079014 and assignment of Approval Number 079014;

3. A list of all the present and past customers of Seller; and,

4. Any and all manufacturing rights and relationships that Seller has with other companies, individuals, partnerships, or entities,

on the terms and conditions set forth in this Agreement.

In consideration of the mutual promises of the parties; in reliance on the representations, warranties, covenants, and conditions contained in this Agreement; and for other good and valuable consideration, the parties agree as follows:

ARTICLE 1

SALE

1.01. Seller agrees to sell, convey, transfer, assign, and deliver to Purchaser the following assets of Seller:

1. All designs, engineering information for eduction tubes and related products, drawings, all formulae, know-how, pricing policies, patent rights, patent applications, letters patents, trade secrets, inventions, models, processes, market information, market analyses, marketing plans, operating or management policies, procedures, and forms, computer software, computer operating procedures, and all other proprietary rights used or useful or developed for use in the business of Seller related to eduction tubes.

2. All rights and benefits derived from Association of American Railroads Approval Number 079014 and assignment of Approval Number 079014;

3. A list of all the present and past customers of Seller; and,

4. Any and all manufacturing rights and relationships that Seller has with other companies, individuals, partnerships, or entities,

and Purchaser agrees to purchase such assets and interests. The transfer of the assets and interests set forth above to Purchaser shall occur when both parties have signed this Agreement.

Consideration for Sale

1.02. In consideration of the sale and transfer of the assets set forth above in section 1.01 and the representations, warranties, and covenants of Seller set forth in this Agreement, Purchaser shall pay to Seller the following amounts:

A. On the date this Agreement and all ancillary documents are signed, Purchaser shall pay Seller the sum of sixty-five thousand dollars ($65,000.00);

B. The individual known as James Wilson (hereinafter referred to as "Wilson"), who is the sole owner of all stocks, membership interests, and all rights of ownership in Seller, will enter into a Consulting Agreement with Purchaser. The Consulting Agreement will be for a term of twenty-four (24) months and the consulting fee shall be one hundred fifty-six thousand dollars ($156,000.00), payable at the rate of six thousand five hundred dollars ($6,500.00) per month within five (5) days of the month-end; unless, Wilson should pass away during the twenty-four (24) month term of the consulting agreement in which event the payments shall be made to the estate of Wilson. In the event of the death of Wilson, Purchaser may pay the remaining amount due under the terms of the consulting agreement in a lump sum. Both parties agree that under the terms of the Consulting Agreement, Wilson will not be an,

employee of Purchaser, but will be an independent contractor. Nothing in this Agreement or in the Consulting Agreement may ever be construed to the effect that Wilson is, was, or will ever be an employee of Purchaser;

C. Wilson shall receive a seven percent (7%) net sales commission on all eduction tubes sold by Purchaser for the twenty-four (24) month period beginning with the date this Agreement and all ancillary documents are signed by both parties. The commission due Wilson shall be payable forty-five (45) days after the close of each calendar quarter. The term "net sales commission" shall mean sales price less shipping expenses, applicable taxes and product returns;

D. Purchaser shall pay four hundred dollars ($400.00) per month during the term of the Consulting Agreement set forth in the above and foregoing section 1.02. B. for office expenses of Seller related to the office of Seller in Houston, Texas. Purchaser shall pay other expenses incurred by Wilson or Seller that are incurred during the term of the consulting agreement for the business of Purchaser, but such expenses must be approved by the management of Purchaser prior to being incurred; and, if the expenses are not approved by Purchaser's management prior to being incurred, Purchaser will not reimburse Wilson or Seller for such expenses; and, such other good and valuable consideration the sufficiency and receipt of which is hereby acknowledged by Seller.

ARTICLE 2

SELLER'S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser that the following facts and circumstances are and at all times up to the signing of this agreement by both parties will be true and correct:

Organization

2.01. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Texas and is qualified to do business. Seller has all requisite power and authority (corporate and, when applicable, government) to own, operate, and carry on its business as now being conducted. Seller's certificate of incorporation, articles of incorporation, and bylaws as currently in effect.

Ownership of Company

2.02. Wilson is the sole owner of Seller with full right to sell or dispose of it's assets as Wilson may choose. No other person or persons have any claim, right, title, interest, or lien in, to, or on Seller or Seller's assets.

Ownership in Other Companies

2.03. Seller has no interest in any other corporation, firm, business, or partnership nor any subsidiaries.

Business Operations

2.04. The business operations of Seller are in material compliance with all laws, treaties, rulings, directives, and similar regulations of all government authorities having

jurisdiction over such business insofar as failure to comply could materially adversely affect Seller's business and future prospects.

Outstanding Claims or Liens

2.05. Seller has good and marketable title to all of its assets and properties, tangible and intangible, that are the subject of this Agreement. All of these assets are free and clear of mortgages, liens, claims made by way of lawsuit, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, and restrictions.

Lawsuits and Legal Claims

2.06. There are not any lawsuits pending or contemplated against Seller or Wilson. Further, there are not any outstanding judgments against Seller or Wilson.

Full Disclosure

2.06. No representation, warranty, or covenant made to Purchaser in this Agreement nor any document, certificate, exhibit, or other information given or delivered to Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained in this Agreement or the matters disclosed in the related documents, certificates, information, or exhibits not misleading. Purchaser has had the opportunity to review all books and records of the Seller and there are no other books or records which have not been provided to Purchaser.

ARTICLE 3

PURCHASER'S REPRESENTATIONS AND WARRANTIES

Purchaser represents and warrants to Seller that:

Authority

3.01. Purchaser has full power and authority to execute, deliver, and consummate this Agreement. No provisions exist in any contract, document, or other instrument to which Purchaser is a party or by which Purchaser is bound that would be violated by consummation of the transactions contemplated by this Agreement.

ARTICLE 4

COVENANTS

Seller covenants with Purchaser that from and after the date of this Agreement, Seller will:

Outstanding Product Warranty Claims and Liability Claims

4.01. Be responsible for any warranty claims relating to any eduction tubes or products sold prior to the signing of this Agreement by both parties. All liabilities related to or associated with products shipped or invoiced prior to the signing of this Agreement by both parties shall be the sole responsibility of Seller.

Maintenance of Assets and Properties

4.02. Maintain all tangible assets and properties subject to this Agreement in as good a state of operating condition and repair as they are on the date of this Agreement is signed by both parties, except for ordinary depreciation, wear, and tear.

ARTICLE 5

GENERAL PROVISIONS

Survival of Representations, Warranties, and Covenants

5.01. The representations, warranties, covenants, and agreements of the parties contained in this Agreement or contained in any writing delivered pursuant to this Agreement shall survive the date this Agreement is signed by both parties.

Covenant Not to Compete

5.02. Seller and Wilson warrant to Purchaser that they will not compete, directly or indirectly, or be a partner or have an ownership interest in a business that competes with the Purchaser. Seller and Wilson will not compete or have an ownership interest in a business or entity that competes, either directly or indirectly, with the Purchaser for a period of four (4) years from the date this Agreement is signed by both parties.

Assignment of Agreement

5.03. This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may not be assigned by any other party without the written consent of all parties and any attempt to make an assignment without consent is void.

Governing Law

5.04. This Agreement shall be construed and governed by the laws of the Canadian Province of British Columbia, Canada.

Amendments; Waiver

5.05. This Agreement may be amended only in writing by the mutual consent of both parties. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

Entire Agreement

5.06. This Agreement constitutes the entire agreement between the parties to this Agreement. No party shall be bound by any communications between them on the subject matter of this Agreement unless the communication is (a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Agreement, and (c) is agreed to by all parties to this Agreement. On execution of this Agreement, all prior agreements or understandings between the parties shall be null and void.

JAMES WILSON COMPANY

/s/ James Wilson

By: James Wilson, Authorized Representative of Seller

Date: 11-28-12

KELSO TECHNOLOGIES , INC.

/s/ Neil E. Gambow

Neil E. Gambow, Director

Date: 11/28/2012

/s/ Richard M. Lee

Richard M. Lee, CFO

Date: 11/28/2012